Exhibit 99.1

Theseus Pharmaceuticals to Discontinue Enrollment in Phase 1/2 Study and Terminate Development of THE-630 in Patients with GIST

-- Decision follows two dose-limiting toxicities related to hand-foot skin reaction observed in Cohort 7 (27 mg) --

-- Company prioritizing THE-349, a potentially best-in-class fourth-generation EGFR inhibitor for EGFR mutant non-small cell lung cancer; IND on track for submission in Q4 2023 --

--Theseus announces new program targeting KIT for patients with early-line GIST; development candidate nomination expected in the H1 2024 --

-- Development candidate nomination from BCR-ABL program also expected in H1 2024 --

-- $234 million in cash, cash equivalents, and marketable securities as of June 30, 2023; runway extended into 2026 --

Cambridge, Mass., July 13, 2023 /PRNewswire/ -- Theseus Pharmaceuticals, Inc. (NASDAQ: THRX) (Theseus or the Company), a clinical-stage biopharmaceutical company focused on improving the lives of cancer patients through the discovery, development, and commercialization of transformative targeted therapies, today announced that it is discontinuing enrollment in the ongoing phase 1/2 study and terminating development of THE-630 in patients with gastrointestinal stromal tumors (GIST).

Theseus previously released initial dose escalation data from the ongoing phase 1/2 trial, which employs a standard 3 + 3 dose escalation design, on May 25, 2023. As of the April 21, 2023 data cutoff date, 23 patients had been dosed through Cohort 6 (18 mg) and 2 patients had been enrolled in Cohort 7 (27 mg). As of May 25, those 2 patients in Cohort 7 had cleared the dose-limiting toxicity (DLT) observation period without experiencing a DLT.

Following the data release on May 25, the third patient enrolled in Cohort 7 experienced grade 3 hand-foot skin reaction (HFSR), which required an expansion of the cohort to 6 patients. Subsequently, one of the patients enrolled in the Cohort 7 expansion group experienced grade 2 HFSR, which required a dose interruption of ≥7 days. Both the grade 3 HFSR and the grade 2 HFSR necessitating ≥7 days dose interruption were determined to be DLTs according to the study protocol. Therefore, with 2 out of 6 patients experiencing a DLT, the 27 mg dose exceeds the maximum tolerated dose (MTD). The Company does not believe that THE-630 has a differentiated profile at doses below 27 mg, which would provide exposure well below the target level of 100 nanomolar average concentration. As a result, the Company has made the decision to terminate the development of THE-630 in GIST. Patients currently enrolled in the trial will continue to receive THE-630 until a treatment discontinuation criterion is met.

As of July 10, 2023, 32 patients have been treated with THE-630 across 7 dose levels (3 mg to 27 mg). Six patients developed grade 1 to 3 HFSR (3 patients in the 27 mg cohort, 2 patients in the 18 mg cohort, and 1 patient originally in the 9 mg cohort after intra-patient dose escalation to 18 mg). Grade 3 HFSR was only observed in a patient who started treatment at 27 mg. HFSR was not observed at doses of 12 mg or lower. No significant skin toxicity was observed in preclinical toxicology studies. The Company is analyzing trial data to inform the feasibility of developing low dose THE-630 for KIT-associated mast cell-driven inflammatory indications, given its potent inhibition of wild-type KIT observed in preclinical assays.

Theseus has continued an extensive medicinal chemistry effort to target KIT, which has led to the discovery of a series of chemically distinct, highly selective, pan-variant KIT inhibitors for the treatment of early-line GIST. Theseus plans to nominate a development candidate from this series in the first half of 2024.

“We are disappointed that we will not be able to achieve the target exposure for pan-variant inhibition with THE-630, as we continue to believe a therapy with potent activity against all major classes of activating and resistance mutations in KIT has the potential to confer significant clinical benefit, given the unmet need in GIST,” said Tim Clackson, Ph.D., President and Chief Executive Officer of Theseus. “On behalf of the entire Theseus team, I would like to thank the patients, their caregivers, and the investigators and site staff who participated in this study. We remain committed to helping GIST patients with plans to nominate a new, highly selective pan-variant KIT inhibitor candidate for GIST in the first half of 2024. Moving forward, we are excited to have THE-349 as our next near-term clinical program, with its potential best-in-class profile as a fourth generation EGFR inhibitor appropriate for both monotherapy and combination approaches.”

Strategic Priorities:

•	Advance THE-349 into clinical studies: THE-349 is a potentially best-in-class fourth-generation epidermal growth factor receptor (EGFR) tyrosine kinase inhibitor (TKI) for the treatment of EGFR mutant non-small cell lung cancer.

o	Preclinical data demonstrate THE-349 can potently inhibit all major classes of EGFR activating and resistance mutations observed in a post-first- or later-line osimertinib setting, possesses kinome and wild-type EGFR selectivity, and has central nervous system (CNS) activity.

o	IND-enabling toxicology studies have been completed, and Theseus remains on track to submit an Investigational New Drug Application (IND) for THE-349 in the fourth quarter of 2023, and commence its clinical program as soon as possible thereafter, subject to clearance of the IND by the U.S. Food and Drug Administration.

•	Advance BCR-ABL Program: Theseus aims to develop a potent and selective, next-generation, pan-variant BCR-ABL TKI candidate that optimizes the balance of safety and efficacy for patients with relapsed/refractory chronic myelogenous leukemia (CML) and patients with newly diagnosed Philadelphia chromosome-positive (Ph+) acute lymphoblastic leukemia (ALL).

o	Theseus plans to pursue clinical development in patients with CML who have been previously treated with a second-generation TKI or have the T315I mutation, and in newly diagnosed patients with Ph+ ALL.

o	Theseus plans to nominate a development candidate for this program in the first half of 2024.

•	Advance KIT program for GIST: KIT mutant GIST remains an area of major unmet medical need, requiring a pan-variant molecule to target all major activating and resistance mutations in KIT, with high selectivity, for use in early-line patients.

o	Theseus has continued an extensive medicinal chemistry effort to target KIT which has led to the discovery of a series of chemically distinct, highly selective, pan-variant KIT inhibitors for the treatment of early-line GIST.

o	Theseus plans to nominate a development candidate from this series in the first half of 2024.

•	As of June 30, 2023, the Company had approximately $234 million in cash, cash equivalents, and marketable securities. Theseus expects its current cash, cash equivalents, and marketable securities to fund operations and capital expenditures into 2026 based on its current operating plan.

About Theseus Pharmaceuticals, Inc.

Theseus is a clinical-stage biopharmaceutical company focused on improving the lives of cancer patients through the discovery, development, and commercialization of transformative targeted therapies. Theseus is working to outsmart cancer resistance by developing pan-variant tyrosine kinase inhibitors (TKIs) to target all classes of cancer-causing and resistance mutations that lead to clinically relevant variants in a particular protein in a given type of cancer. Theseus is developing THE-349, a fourth-generation, selective epidermal growth factor receptor (EGFR) inhibitor for C797X-mediated resistance to first- or later-line osimertinib treatment in patients with non-small cell lung cancer (NSCLC), a pan-variant BCR-ABL inhibitor for the treatment of relapsed/refractory chronic myeloid leukemia (CML) and newly diagnosed Philadelphia chromosome-positive (Ph+) acute lymphoblastic leukemia (ALL), and a next-generation, highly selective, pan-variant KIT inhibitor for the treatment of early-line GIST. For more information, visit www.theseusrx.com.

Cautionary Statement Regarding Forward Looking Statements

Certain statements included in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as "believe," "may," "will," "estimate," "project," "anticipate," "expect," "plan," "predict," "potential," “on track”, "seem," "outlook," "continue," "intend," and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding: the discontinuation of the THE-630 phase 1/2 clinical trial; Theseus’ plans with respect to its BCR-ABL and next generation KIT programs, including the intention to nominate a development candidate for such programs in the first half of 2024; the timing for filing an Investigational New Drug Application for THE-349; and the Company’s expectations regarding its cash runway.

Actual results may differ materially from those indicated by such forward-looking statements as a result of various important risks, uncertainties and other factors, including, but not limited to: uncertainties inherent in preclinical studies and clinical trials; risks and uncertainties regarding whether results from preclinical studies and clinical trials will be predictive of the results of future trials; risks related to the expected timing of submissions to regulatory authorities and timing for review by such regulatory authorities; risks related to market volatility and global economic conditions; and other risks, uncertainties and other factors such as those described from time to time in the reports Theseus files with the Securities and Exchange Commission (SEC), including Theseus' Form 10-K for the year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q which will be on file with the SEC and available on the SEC's website at https://www.sec.gov/. However, new risk factors and uncertainties may emerge from time to time which may cause actual results to differ materially from those anticipated or implied by the forward-looking statements in this press release, and it is not possible to predict all risk factors and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements contained in this press release are based on the current expectations of Theseus' management team and speak only as of the date hereof, and Theseus specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

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